CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights,” in the Prospectus, and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated February 25, 2011 on the December 31, 2010 financial statements of COUNTRY Mutual Funds Trust (the “Trust”), comprised of COUNTRY VP Growth Fund and COUNTRY VP Bond Fund, in this Post-Effective Amendment No. 30 to the Registration Statement under the Securities Act of 1933 (N-1A, File No. 333-68270) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
April 26, 2011